UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2025

Oklo Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40583	86-2292473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3190 Coronado Dr. Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

(650) 550-0127

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	OKLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2025, Oklo Inc. (the “Company”) entered into an equity distribution agreement (the “Sales Agreement”) with Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Barclays Capital Inc., TD Securities (USA) LLC, Guggenheim Securities, LLC, B. Riley Securities, Inc. and William Blair & Company, L.L.C. under which the Company may offer and sell, from time to time in its sole discretion, shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), with aggregate gross sales proceeds of up to $1,500,000,000 through an “at the market” equity offering program under which Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Barclays Capital Inc., TD Securities (USA) LLC, Guggenheim Securities, LLC, B. Riley Securities, Inc. and William Blair & Company, L.L.C. will act as the agents (each, a “Sales Agent” and collectively, the “Sales Agents”).

Sales, if any, of Common Stock under the Sales Agreement may be made in ordinary brokers’ transactions, to or through a market maker, on or through the New York Stock Exchange or any other market venue where the securities may be traded, in the over-the-counter market, in privately negotiated transactions, in block trades, in transactions that are deemed to be “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, or through a combination of any such methods of sale. The Sales Agents may also sell Common Stock by any other method permitted by law.

The securities may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company will designate the maximum amount of Common Stock to be sold through the Sales Agents on a daily basis or otherwise as the Company and the Sales Agents agree and the minimum price per share at which such Common Stock may be sold. Subject to the terms and conditions of the Sales Agreement, the Sales Agents will use their reasonable efforts consistent with their normal sales and trading practices to sell on the Company’s behalf all of the designated shares of Common Stock. The Company may instruct the Sales Agents not to sell any Common Stock if the sales cannot be effected at or above the price designated by the Company in any such instruction. The Company or any of the Sales Agents may suspend the offering of Common Stock by notifying the other party.

The Sales Agreement provides that the Company will pay the Sales Agents a commission of up to 1.5% of the gross sales price per share of Common Stock sold through such Sales Agents under the Sales Agreement, and the Company will reimburse the Sales Agents for certain expenses incurred in connection with their services under the Sales Agreement. The offering of Common Stock pursuant to the Sales Agreement will terminate upon the termination of the Sales Agreement by the Company or by the Sales Agents as provided therein.

The Sales Agreement contains representations and warranties and covenants that are customary for transactions of this type. In addition, the Company has agreed to indemnify the Sales Agents against certain liabilities on customary terms, subject to limitations on such arrangements imposed by applicable law and regulation. In the ordinary course of its business, the Sales Agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company and its affiliates. The Sales Agents have received, or may in the future receive, customary fees and commissions for these transactions.

The shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-291157) as subsequently amended by that Amendment No. 1 to Form S-3, which was declared effective by the Securities and Exchange Commission (the “SEC”) on December 4, 2025 (the “Shelf Registration Statement”). The Company intends to file a prospectus supplement, dated December 4, 2025, with the SEC in connection with the offer and sale of the shares pursuant to the Sales Agreement.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement. A copy of the Sales Agreement is filed with this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference.

A copy of the legal opinion of Orrick, Herrington & Sutcliffe LLP, relating to the validity of the shares of Common Stock that may be sold pursuant to the Sales Agreement, is filed with this Current Report on Form 8-K as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are included in this report:

No.	Description
1.1	Equity Distribution Agreement, dated as of December 4, 2025, by and among the Company and Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Barclays Capital Inc., TD Securities (USA) LLC, Guggenheim Securities, LLC, B. Riley Securities, Inc. and William Blair & Company, L.L.C.
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (formatted in iXBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oklo Inc.

Dated: December 4, 2025	/s/ R. Craig Bealmear
R. Craig Bealmear
Chief Financial Officer

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